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                                                                     EXHIBIT 2.1
                         ADVANCED RADIO TELECOM CORP.

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is made as of April 14, 2000 (the "Signing Date") among Advanced Radio Telecom Corp. ("ART"), a Delaware corporation, BroadStream Corporation ("BroadStream"), a Delaware corporation, BroadStream Communications Corporation ("BCC"), a Delaware corporation, Commco, LLC ("Commco"), a Delaware limited liability company (BroadStream, BCC and Commco collectively, the "Holders"), Commco Partners, LLC (the "Parent"), a Delaware limited liability company and Scott Reardon ("Reardon" and together with Holders and Parent, the "Sellers").

     WHEREAS, ART wishes to purchase, and Holders wish to sell, certain licenses granted by the Federal Communications Commission (the "FCC") and held by Holders, or which the Holders have a right to acquire, listed on Schedule 1(a) hereto (the "First Licenses"), in exchange for that number of shares of ART's Common Stock, $.001 par value per share (the "Common Stock"), calculated pursuant to Section 1.3 hereof (the "Transaction");

     WHEREAS, ART and Sellers wish to enter into certain arrangements with respect to the potential future purchase of other licenses granted to or renewed for Sellers and their affiliates, set forth on Schedule 1(b) hereto (the "Future Licenses" and together with the First Licenses, the "Licenses") and certain other 39 GHz licenses subsequently granted to any of the Sellers or their affiliates, or which any of the Sellers or their affiliates holds or has the right to acquire;

     WHEREAS, ART and the Sellers desire the Transaction to qualify as a "tax free" reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, ART has delivered to Sellers a voting agreement entered into among certain of the holders of its Series A Convertible Preferred Stock to vote in favor of the issuance of shares of Common Stock to the Holders pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and representations and warranties herein contained, the parties hereto agree as follows:

1.   Sale of Assets.
     --------------

     1.1.  Sale of Assets.  Subject to and upon the terms and conditions of this
           --------------
Agreement, Holders agree to sell and transfer to ART and ART agrees to acquire from Holders, free and clear of any pledge, lien, options, warrants, security interest, mortgage claim, charge, liability, right of first refusal, lease, management agreement, contractual restrictions on transfer or other encumbrance of any kind whatsoever (the "Liens") other than those in favor of ART, at the
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Closing (defined below) all of Holders' right, title and interest in, to and under the following assets (the "Assets"):

          (a)  the First Licenses; and

          (b) the following trademarks, trade names and service marks (the "Marks"), including all goodwill associated therewith, all common law rights thereto and all registrations that have been or may be granted thereon, together with the right to sue and recover damages for future or past infringement thereof: "BroadStream" and "BroadStream Communications" and all Marks related thereto;

provided, however, that the Licenses denoted on Schedules 1(a) and 1(b) as
--------  -------
presently held by Plaincom, Inc. (the "Plaincom Licenses"), may be sold and transferred to ART following the Closing, as provided in Section 9.9 hereof.

     1.2.  No Assumption of any Liabilities. ART will not assume, satisfy or
           --------------------------------
perform any of the debts, liabilities, obligations or commitments of Sellers including, without limitation, with respect to the Plaincom Licenses. Sellers will retain and satisfy all such debts, liabilities, obligations and commitments.

     1.3.  Consideration.  Subject to and upon the terms and conditions of this
           -------------
Agreement, in consideration of the sale and transfer of the Assets to ART, ART will (i) issue to each Holder at the Closing the number of shares of Common Stock equal to: the quotient of (a) the product of (1) the aggregate number of channel pops as set forth on Schedule 1 for Licenses transferred at the Closing by such Holder multiplied by (2) $1.25, divided by (b) $36.00, and (ii) issue to the Holders, pro rata based on the shares issued pursuant to clause (i), on the first business day 91 days after the Closing, the number of shares of ART Common Stock equal to the quotient of (x) $15,000,000 divided by (y) $36.00 (the ART shares issued pursuant to (i) and (ii), collectively the "Consideration"); provided, however, that the portion of the Consideration payable under clause
(ii) shall be paid only if the Sellers are not in breach of any material obligation under any of the Seller Documents (as defined in Section 3.2(a) hereof). The Common Stock issued under this Agreement and under any agreement to sell Future Licenses or Option Licenses pursuant to Section 1.4 or 1.5 shall be termed the "Shares."

     1.4. Future Licenses. ART hereby grants to Holders and Holders hereby
          ---------------
grant to ART the following rights with respect to the Future Licenses:

          (a) Subject to the terms of this Section 1.4, the Holders hereby grant to ART an option (the "Buy Option") to require the Holders to sell to ART any Future Licenses which receive a Final Order (as defined below) of renewal. Holders will provide written notice to ART within ten (10) days of any such renewal by Final Order (the "Renewal Notice"). Such Buy Option may be exercised with respect to any Future License only by written notice of exercise to the Holders by ART (x) no earlier than the date that is the

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     later to occur of (i) renewal of such Future License by Final Order and
     (ii) nine (9) months following the Closing, and (y) no later than the date that is the later to occur of (a) thirty (30) days after receipt by ART of the related Renewal Notice and (b) ten (10) months after the Closing Date. The closing of the transfer of any such Future License shall occur no earlier than one year and one day following the Closing Date. The period of time specified in this Section 1.4(a) for the exercise of any Buy Option is referred to as the "Buy Option Period." For the purposes of this Agreement, "Final Order" shall mean an action by the FCC granting a license, granting renewal of a license or granting consent to the assignment of a license, as the case may be, with respect to which no request for stay, petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any petition for rehearing, reconsideration or appeal has expired and with respect to which the time for agency reconsideration or review taken on its own motion has expired, or in the event of the filing of such request, petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired.

          (b) Subject to the terms of this Section 1.4, ART hereby grants to the Holders an option (the "Sell Option") to sell to ART any Future License that receives a Final Order. Such Sell Option may be exercised with respect to any Future License only by written notice of exercise to ART by the Holders; provided, however, that such written notice of exercise by the
              --------  -------
     Holders shall be given no earlier than ninety (90) days following the expiration of the Buy Option Period and no later than one hundred twenty
     (120) days following the expiration of the Buy Option Period.

          (c) In the event of the exercise with respect to any Future License of the Sell Option or the Buy Option, the purchase and sale of the relevant Future License(s) shall be made pursuant to one or more agreements in substantially the form of Exhibit 1.4(c) hereof, which the parties agree to execute within thirty (30) days of the exercise of the respective option. The "Consideration" to be paid for any Future License (a) shall be the number of shares of Common Stock valued at the quotient of (a) the product of (x) the number of channel pops for the relevant Future License(s) being transferred as set forth on Schedule 1(b) and (y) $1.25, divided by (b) $36.00, and provided, further, that the parties (i) will use reasonable
                 --------  -------
     efforts to set mutually agreeable closing dates and (ii) will group any closings with respect to Future Licenses and any Option Licenses transferred pursuant to Section 1.5 so that closings do not occur more frequently than once per fiscal quarter.

          (d) Promptly after exercise of the Sell Option or the Buy Option, the Holders will use their best efforts to submit an Application (as defined in Section 9.1(a)) to the FCC requesting approval of the assignment of such Future License.

     1.5. Option Licenses. Subject to the terms of this Section 1.5, Sellers
          ---------------
hereby grant to ART the option (the "Grant Option") to purchase any future 39 GHz Licenses (i) granted by the

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FCC by Final Order to any of Sellers or any current or future affiliate of any
Seller, including without limitation any Person controlled by, controlling or under common control with any Seller (the "Reardon Affiliates"), after the date hereof, and (ii) which any Reardon Affiliate at any time holds or has the right to acquire, in each case prior to the second anniversary of the date hereof (collectively, the "Option Licenses").

          (a) Sellers shall provide ART written notice of (i) the grant of any Option License to any Seller or Reardon Affiliate, (ii) the acquisition of any Option License by any Seller or Reardon Affiliate and (iii) the acquisition of any rights to acquire any Option License by any Seller or Reardon Affiliate (each such notice, a "Grant Notice") within ten (10) days thereof.

          (b) ART may exercise the Grant Option by written notice to Sellers delivered not later than thirty (30) days following ART's receipt of any Grant Notice.

          (c) In the event the Grant Option is exercised with respect to any Option Licenses, the purchase and sale of such Option Licenses shall be made pursuant to one or more agreements substantially in the form of
     Exhibit 1.4(c) hereof, which the parties agree to execute within thirty
     (30) days of the exercise by ART of the Grant Option, provided, that upon
                                                           --------
     the closing of such purchase and sale, such Option License shall have received a Final Order. The "Consideration" to be paid for any Option License (a) shall be the number of shares of Common Stock valued at the quotient of (a) the product of (x) the number of channel pops for the Option Licenses being transferred at such closing (determined from the same 1997 population data source used to establish the pop numbers on Schedule
     1) and (y) $1.25 divided by (b) $36.00, and provided further, that the parties (i) will use reasonable efforts to set mutually agreeable closing dates and (ii) will group any closings with respect to Future Licenses transferred pursuant to Section 1.4 and any Option Licenses so that closings do not occur more frequently than once per quarter.

          (d) Sellers will cause each Reardon Affiliate to comply with the provisions of this Section 1.5 as if it were a party hereto.

     For purposes of this Agreement, "Person" shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

2.   Closing.
     -------

     2.1. The closing of the Transaction (the "Closing") shall take place on such date and at such time within three business days of the satisfaction of the conditions contained in Sections 10 and 11 as mutually agreed by the parties (the "Closing Date") at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110.

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     2.2. Deliveries by Sellers at Closing.  At the Closing, the Sellers shall
          --------------------------------
deliver to ART:

          (a) any bills of sale or other instruments of assignment reasonably required or requested by ART to transfer, convey and assign the Assets to ART;

          (b) certified copies of resolutions of the shareholders and the board of directors of Sellers authorizing Sellers to enter into and perform their respective obligations under this Agreement;

          (c) a copy of the charter documents of Sellers certified by the appropriate public official and a copy of the by-laws or other organizational documents of Sellers certified by their respective Secretaries;

          (d) all such other documents and instruments as ART or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby;

          (e)  any tax clearance certificates or other similar certificates.

          (f) any original documentation from the FCC relating to the Licenses transferred at the Closing.

     2.3. Deliveries by ART at Closing. At the Closing, ART shall deliver to
          ----------------------------
Sellers one or more stock certificates representing the Consideration, registered in the name of the respective Holders, and such other documents and instruments as Sellers or their counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     2.4. Form of Documents and Instruments. All of the documents and
          ---------------------------------
instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties' respective counsel.

3.   Representations and Warranties of Sellers.  Sellers jointly and severally
     -----------------------------------------
represent and warrant to ART as follows:

     3.1. Entity Status.  Each of Holders and Parent is a corporation or limited
          -------------
liability company duly organized or formed, validly existing and in good standing in its respective state of organization, which such state is set forth in the preamble hereof. Each of the Holders and Parent has full power and authority to carry on its business as and where now conducted, and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Each of the Holders and Parent is qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the property owned or leased by it make such qualification necessary. Each of the Holders and Parent has delivered to ART complete and correct copies of

                                      -5-
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any organizational, by-law or charter documents applicable to it, each as amended and in effect on the date hereof.

     3.2. Authority for Agreement; Conflicts.
          ----------------------------------

          (a) Each Seller has all necessary power and authority to enter into, execute and deliver this Agreement, and to the extent such Seller is a party thereto, the Management Agreements (the "Management Agreements") entered into between ART and each Holder dated the date hereof, the Bridge Loan Agreement dated as of the date hereof (the "Loan Agreement") among BCC, BroadStream and ART and the related documents set forth on Schedule
     3.2 hereof (the "Loan Documents" and, together with this Agreement and the Management Agreement, collectively the "Transaction Agreements"), the Registration Rights Agreement in the form of Exhibit 3.2 hereto to be entered into by the Holders and ART at the Closing (as the same may be amended pursuant to Section 9.12 hereof, the "Registration Rights Agreement"), the Pledge Agreement to be entered into at the Closing by the ART and the parties specified in Section 10.16 hereof (the "Pledge Agreement") and the other documents to be delivered by Sellers in connection with such agreements (the Transaction Agreements, the Registration Rights Agreement, the Pledge Agreement and such other documents are referred to collectively as the "Seller Documents") and to perform fully his or its obligations hereunder and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the applicable Seller Documents by each Seller has been duly authorized by all necessary action.

          (b) Each of the Transaction Agreements has been, and at the Closing each of the other Seller Documents will be, duly and validly executed and delivered by each Seller party thereto. Each of the Seller Documents constitutes, or at the time of execution thereof, will constitute, the legal, valid and binding obligation of each Seller party thereto, and each of the Seller Documents is, or at the time of execution thereof will be, enforceable by and against each Seller party thereto in accordance with its respective terms.

          (c) The execution and delivery of each Seller Document by each Seller party thereto and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violations of or defaults under: (i) any statute, regulation, order, judgment or decree of any federal, state or local governmental body or regulatory authority applicable to any Seller or any of the Assets or Licenses; (ii) any other statute, regulation, order, judgment or decree applicable to any Seller or any of the Assets or Licenses under or in any other applicable jurisdiction; (iii) any mortgage, indenture, lease, agreement, instrument or other obligation to which any Seller is a party or by which any of the Assets or Licenses are bound; or (iv) any permit, concession, grant, franchise, license, of or applicable to any Seller. Such execution, delivery and consummation will not result in the creation of any Lien upon any of the Assets or Licenses.

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     3.3. Consents and Approvals.
          ----------------------

          (a) Except for the approval by the FCC of the assignment of the Licenses and the expiry or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), no consent, approval or filing with any governmental or regulatory authority is required to be made or obtained by any Seller in connection with its execution and delivery of and performance of its or his obligations under, this Agreement.

          (b) None of the execution and delivery by the Sellers of the Seller Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with, result in a breach of, constitute a default under, require any consent under, result in any Lien upon the Assets or Licenses, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller or any Reardon Affiliate is a party, and no such arrangement will adversely affect the Assets or Licenses or ART's ability to acquire any rights thereunder.

     3.4. FCC Regulatory Matters.
          ----------------------

          (a)  Sellers.  Each of the Sellers is in compliance with the Federal
               -------
     Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies of the FCC promulgated thereunder applicable to such Seller, the Licenses or the Assets, and each of the Sellers is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to such Seller, the Licenses or the Assets and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to such Seller, the Licenses or the Assets.

          (b)  FCC Licenses. Schedule 1 sets forth a true and complete list of
               ------------
     each License that is being transferred to ART hereunder, the name of the licensee, the call sign, the License expiration date, and the status of any applications for assignment, transfer or waiver of FCC rules filed (or to be filed) with the FCC. Sellers have provided to ART true and correct copies of the Licenses received by the Holders from the FCC and of the other Licenses shown on Schedules 1(a) and 1(b). Except for the Loan Agreement dated as of February 11, 2000 among BCC and the lenders named therein providing for term loans in an aggregate amount of $3,025,000, the Loan Agreement dated as of February 11, 2000 among BCC and the lenders named therein providing for term loans in an aggregate amount of $60,000 and the Loan Agreement dated as of September 15, 1999 among BCC and the lenders named therein providing for term loans in an aggregate amount of $9,150,000 (collectively, the "Existing Credit Agreements") Agreements, which grant a lien to the lenders thereunder on the proceeds of the Licenses held by BCC as of the date hereof, none of such Licenses are subject to any Lien, and, except for the Plaincom Licenses, Holders own, or will by Closing own, all of the right, title and interest

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     in, to and under such Licenses. All the Licenses are currently valid and in full force and effect and all material construction or build-out regulations required to be met as of this date for each of the Licenses have been met. None of the Licenses nor any licensee or any affiliate of any licensee is subject to or has received any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC, that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses, nor to the knowledge of Sellers after due inquiry is any such action threatened. No License is subject to any proceedings, and no Seller nor any Reardon Affiliate has knowledge after due inquiry of any other proceedings that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses.

          (c)  Fees.  All franchise, license or other fees and charges that have
               ----
     become due and payable with respect to the Licenses pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, licenses, certificates and permits from, the FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

          (d)  License Compliance. No event has occurred or failed to occur
               ------------------
     which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License or (ii) adversely affects or could reasonably be expected in the future to adversely affect any of the rights of Sellers or any Reardon Affiliate thereunder. Sellers have no reason to believe that the Licenses will not be renewed by the FCC in the ordinary course.

          (e)  Reports. Any and all reports and filings required to be filed
               -------
     with the FCC with respect to the Licenses have been filed, and Sellers have provided true and correct copies of all such reports and filings to ART. All such reports and filings were accurate and complete in all material respects on the date thereof. From the date hereof through the last closing to occur with respect to any Future License, Option License or Plaincom License, all such required reports and filings will be filed by Sellers on a timely basis.

          (f)  Disclosure.  Holders know of no facts pertaining to their
               ----------
     qualifications to be a licensee which would cause the FCC not to issue its approval with respect to, or otherwise prevent, the assignment of the Licenses to ART pursuant to this Agreement.

          (g)  Assignment. With respect to the Plaincom Licenses, Holders have,
               ----------
     or by the Closing or such later date as provided in Section 9.9 hereof will have, (a) obtained any and all governmental consents necessary to be assigned the Plaincom Licenses by Final Order and will have closed any transactions necessary to be licensee under the Plaincom Licenses and duly notified the FCC thereof or (b) taken all steps necessary to ensure that any and all governmental consents necessary for ART to acquire the Plaincom Licenses shall have been obtained and will have taken all necessary actions to cause ART to become a licensee of the Plaincom Licenses.

          (h)  Exception. Notwithstanding any of the foregoing, with respect to
               ---------
     any First License and with respect to any Future License, unless such Future License is transferred to ART, Sellers make no representation with respect to, and assume no responsibility hereunder for, the demonstration of "substantial service" set forth in Section 101.17(a) of the FCC's rules.

     3.5. Title to the Transferred Assets; Liens; Other Assets.  Except for the
          ----------------------------------------------------
Liens granted pursuant to the Existing Credit Agreements and except for the Plaincom Licenses, Sellers have good, indefeasible and transferable title to all of the Licenses, free and clear of all Liens. Upon transfer of any License, Future License, Option License or Plaincom License to ART, ART will obtain good, indefeasible and transferable title thereto, free and clear of all Liens.

     3.6. Further Interests. Schedules 1(a) and 1(b) set forth a true and
          -----------------
complete list of all 38.6 - 40 GHz licenses (the "39 GHz Licenses") in which any Seller or any Reardon Affiliate has any direct or indirect ownership, right, claim, or other interest, including any option or acquisition right.

     3.7. Contracts. Except for this Agreement and the Existing Credit
          ---------
Agreements, no Seller is a party to any contract, commitment or similar agreement or arrangement, whether written or oral, by which any of the Assets or Licenses is bound or affected.

     3.8. Litigation.  There are no actions, claims, proceedings, suits and
          ----------
investigations pending, or, to the best knowledge of each Seller after due inquiry, threatened against any Seller, the Assets or Licenses or any of their properties, assets or rights before any court, arbitrator or administrative or governmental body: (i) relating to the Assets or Licenses or which seek to revoke, rescind, cancel, modify or refuse to renew any License or (ii) relating to the transactions contemplated hereby, nor is there any basis for any such action. There is no judgment, order or decree affecting the Assets or Licenses or the transactions contemplated hereby.

     3.9. Disclosure.  Neither this Agreement nor any exhibit or schedule
          ----------
hereto nor any statement, list or certificate delivered to ART at or prior to the Closing in connection with the Seller Documents contains any untrue statement of a material fact with respect to the subject matter thereof or omits to state a material fact with respect to the subject matter thereof necessary in order to make the statement contained herein and therein in the context in which they were made not misleading. Except as otherwise disclosed herein, no Seller knows of any information or fact that has or could have a material adverse effect on the Assets.

     3.10. Taxes. Each Holder has timely filed all requisite federal, state and
           -----
local tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which may have or may become due and there are no assessments or any basis therefor. There are no examinations in progress or claims against any Holder for federal or other taxes (including penalties and interest) for any period and no notice of any claim, whether pending or threatened, for taxes has been received.

     3.11. Compliance with Laws.  Each of the Sellers, the Reardon Affiliates
           --------------------
and any predecessor thereto is in compliance with all applicable laws, ordinances, rules, statues and regulations and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. Neither the ownership or use of the Assets or Licenses nor the conduct of the business of any Seller or the Reardon Affiliates conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default under any of their charter or bylaws, any Lien, lease, license agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which any of them is bound or affected.

     3.12. Liabilities.  No Seller has, or will have, any liability or
           -----------
obligation for which ART could become liable or responsible, including, without limitation, with respect to the Plaincom Licenses.

     3.13. Brokerage.  There are no claims for brokerage commissions or finder's
           ---------
fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller, except for fees payable to Bear, Stearns & Co., which fees will be paid by Sellers.

     3.14. Accredited Investors.  Each Seller and each Reardon Affiliate is an
           --------------------
"accredited investor" as such term is defined under Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Seller's and each Reardon Affiliate's investment decisions are made by persons having such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risk of the investment contemplated hereby. Each Seller and each Reardon Affiliate is capable of bearing the economic risks associated with the investment contemplated hereby. Each Seller has been provided access to such information and documents regarding ART and has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of ART concerning this Agreement and the Common Stock.

     3.15. Own Account.  Each Seller and each Reardon Affiliate acquiring
           -----------
Shares is acquiring such Shares for its own account, for investment and not with a view to any "distribution" thereof within the meaning of the Securities Act.

     3.16. Transfer Restrictions.  Each Seller and each Reardon Affiliate
           ---------------------
understands that the Shares are subject to certain restrictions on transfers and that ART may, as a condition to a permitted transfer of any of the Shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to ART, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act or by Rule 144(k) of the Securities Act. Each Seller and each Reardon Affiliate understands that each certificate representing the Shares will bear the following legend or one substantially similar:

           The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.

     3.17. Private Placement.  Each Seller and each Reardon Affiliate has been
           -----------------
advised that the Shares have not been and are not being registered under the Securities Act, and that ART in issuing the Shares is relying upon, among other things, the representations and warranties of the Sellers and each Reardon Affiliate in this Section 3 in concluding that the offer and sale of the Shares shall be exempt from the provisions of Section 5 of the Securities Act.

     3.18. Plaincom.  Sellers have the right to acquire the Plaincom Licenses
           --------
and will have acquired, or caused to be transferred to ART, all right, title and interest in such licenses, free and clear of all Liens, on the Closing Date or on such later date as the Plaincom License are transferred to ART, as provided in Section 9.9 hereof.

     3.19. Ownership.  Except as set forth on Schedule 3.19, there are no
           ---------
options, warrants or other rights, agreements, arrangements or commitments of any character existing on the date hereof to which BCC is a party relating to the issued or unissued capital stock of, or ownership interest in, BCC or obligating BCC to sell any shares of capital stock of, or other equity interest in, BCC. All of the outstanding shares of capital stock, or other interests, of BCC are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 3.19, all such shares are owned, directly or indirectly, by the Parent, free and clear of all security interests, liens, claims, pledges, agreements, limitations in respect of voting rights, charges or other encumbrances of any nature whatsoever. There are no options, warrants or other rights, agreements, arrangements or commitments of any character existing on the date hereof to which BroadStream is a party relating to the issued of unissued capital stock of, or ownership interest in, BroadStream or obligating BroadStream to sell any shares of capital stock of, or other equity interest in, BroadStream. All of the outstanding shares of capital stock, or other interests, of BroadStream are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned, directly or indirectly, by BCC, free and clear of all security interests, liens, claims, pledges, agreements, limitations in respect of voting rights, charges or other encumbrances of any nature whatsoever.

     4.   Representations and Warranties by ART.  ART represents and warrants as
          -------------------------------------
follows:

          4.1. Entity Status. ART is a corporation duly organized, validly
               -------------
existing and in good standing under the laws of the State of Delaware. ART has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. ART is qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the property owned or leased by it make such qualification necessary.

          4.2. Authorization for Agreement; Conflict.
               -------------------------------------

               (a) ART has all necessary corporate power and authority to enter into, execute and the Transaction Agreements, the Registration Rights Agreement, the Pledge and Security Agreement and the other documents to be delivered by ART in connection with such agreements (collectively, the "ART Documents") and to perform fully its obligations hereunder and the transactions contemplated hereby and thereby. The execution, delivery and performance of the ART Documents has been duly authorized by all necessary corporate action.

               (b) Each of the Transaction Agreements has been, and at the Closing each of the other ART Documents will have been, duly and validly executed and delivered by ART and each of the ART Documents constitutes the legal, valid and binding obligation of ART and each of the ART Documents is enforceable by and against ART in accordance with its respective terms.

               (c) The execution and delivery of the ART Documents by ART and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violations of or defaults under: (i) any statute, regulation, order, judgment or decree of any federal, state or local governmental body or regulatory authority applicable to ART; (ii) any other statute, regulation, order, judgment or decree applicable to ART under or in any other applicable jurisdiction; or (iii) any permit, concession, grant, franchise, license, of or applicable to ART.

          4.3. Consents and Approvals.
               ----------------------

               (a) Except for the approvals by the FCC of the assignments of the Licenses, and the expiry or earlier termination of the waiting period under the HSR Act, and except for any consent, approval of filing which will have been made or obtained prior to Closing, no consent, approval or filing with any court or governmental or regulatory authority is required to be made or obtained by ART in connection with its execution, delivery and performance of this Agreement.

               (b) Except as set forth on Schedule 4.3, none of the execution and delivery by ART of the ART Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with, result in a breach of, constitute a default under, require any consent under, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any ART or any of its affiliates is a party.

          4.4. Stock.  The Common Stock issued as the Consideration, when issued
               -----
hereunder, will be duly authorized, validly issued, fully paid and nonassessable.

          4.5. SEC Filings; Financial Statements.
               ---------------------------------

               (a) ART has filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") to be filed by ART since January 1, 1999 (collectively, the "ART SEC Reports"). As of their respective dates (except if revised or superseded by a subsequent filing), the ART SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ART has filed with the SEC as exhibits to the ART SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are in all material respects true and complete copies of such agreements, contracts and other documents or instruments, as the case may be (subject to any confidential treatment requests allowing excision of confidential information from the publicly filed document).

               (b) The consolidated balance sheets of ART and its consolidated subsidiaries as of each of December 31, 1998 and September 30, 1999 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the twelve-month period and nine-month period then ended fairly present in all material respects ART's consolidated financial position and its consolidated subsidiaries as of their respective dates and their consolidated results of operations and cash flows for the respective periods then ended, in accordance with U.S. generally accepted accounting principles applied on a consistent basis except as described in the footnotes to the financial statements.

     4.6. Brokerage.  There are no claims for brokerage commissions or finder's
          ---------
fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of ART.

5.   Standstill.  The Sellers hereby agree as follows: during the period
     ----------
commencing on the date hereof and ending on the third anniversary of the Closing Date (the "Standstill Period"), except as (x) specifically permitted by this Agreement, (y) specifically approved in writing in advance by ART or (z) caused by the exercise of warrants now held by Commco, the Sellers shall not, and shall cause each of its affiliates to not, in any manner, directly or indirectly, either individually or together with any person or persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act:

          (a) acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of any capital stock of ART except, for any Shares that may be issuable pursuant to this Agreement (including pursuant to Section 1.4 or 1.5 hereof), provided, that the foregoing limitation shall not prohibit the acquisition of securities of ART or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a consolidation, merger or other business combination in respect of, in exchange for Common Stock held by Sellers or any of their affiliates at the time of such dividend, split or reclassification, consolidation or merger or business combination;

          (b) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of ART or any of its successors or initiate or become a participant in any stockholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 under the Exchange Act) with respect to ART or any of its successors or induce others to initiate the same, or otherwise seek to advise or influence any person with respect to the voting of any voting securities of ART or any of its successors;

          (c) publicly or privately propose, encourage, solicit or participate in the solicitation of any person or entity to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, ART or a substantial portion of its assets or more than 5% of the outstanding capital stock (except in connection with the registration of securities pursuant to the Registration Rights Agreement); or

          (d) directly or indirectly join in or in any way participate in a pooling agreement, syndicate, voting trust or other arrangement with respect to the ART's voting securities or otherwise act in concert with any other person (including any company, partnership, corporation or any other entity), for the purpose of acquiring, holding, voting or disposing of ART's securities.

     During the Standstill Period, the Sellers and their permitted transferees under this paragraph will not sell, transfer, assign, convey, gift, mortgage, pledge, encumber, hypothecate, or otherwise dispose of, directly or indirectly ("Transfer"), any of the Shares except for (i) Transfers between and among the Sellers and their affiliates controlled by them, provided such Transfer is done in accordance with the transfer restrictions applicable to the Shares under federal and state securities laws and the affiliate transferee agrees to be bound by the restrictions applicable to such Shares, including without limitation the agreements set forth in this Section 5, (ii) Transfers of Shares permitted by, and consummated pursuant to, the Registration Rights Agreement, provided that no individual transferee (except an underwriter during the course of distribution of the Shares) will hold, as a result of such Transfers, more than 5% of the outstanding Common Stock, giving effect to the conversion of outstanding convertible securities that are then convertible, (iii) Transfers of Shares pursuant to a cash or stock merger or consolidation involving ART as a constituent corporation, (iv) Transfers of Shares in connection with a tender offer approved by the Board of Directors of ART, (v) Transfers of Shares to the public pursuant to Rule 144 under the Securities Act, (vi) Transfers of Shares to financial institutions, investment funds or similar entities (collectively, the "Private Transferees"), provided that no individual Private Transferee will hold, as a result of such Transfers, more than 5% of the outstanding Common Stock, giving effect to the conversion of outstanding convertible securities that are then convertible, and (vii) Transfers of Shares to Bear Stearns & Co. Inc. or any other nationally recognized broker-dealer (a "Broker-Dealer") acceptable to the Lender or any Person that is wholly controlled, either directly or indirectly, by The Bear Stearns Companies, Inc. or other Broker-Dealer acceptable to the Lender, provided that such Person agrees not to make any further Transfers of such Shares, except to other such Persons or to the extent such Transfers would be permitted to be made by the Sellers under this paragraph. Notwithstanding any other provision of this Section 5, no Seller or subsequent holder of the Shares shall avoid the provisions of this Section 5 by making one or more transfers to one or more affiliates and then disposing of all or any portion of such Seller's or holder's interest in any such affiliate. Each certificate evidencing any Shares shall bear a legend consistent with the foregoing.

     Any attempted Transfer of Shares not permitted by this Section 5 shall be null and void, and ART shall not in any way give effect to any such impermissible Transfer.

6.   Expenses.  Except as set forth in Section 9.1(c), each party shall assume
     --------
and satisfy all fees, costs and expenses incurred or assumed by it in connection with the transactions contemplated hereby, including its legal and accounting expenses, whether or not the transaction is consummated.

7.   Survival of Representations and Warranties.  All representations,
     ------------------------------------------
warranties and agreements of each Seller and ART contained herein (including all schedules and exhibits hereto) or in any document, statement, certificate or other instrument referred to herein or delivered at the Closing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, any investigation by ART of the Sellers or the Assets, the Closing and the consummation of the transactions contemplated by this Agreement; provided, however, that all representations and warranties shall
                --------  -------
survive only for a period of two years following the Closing (or with respect to Future Licenses, Option Licenses and Plaincom Licenses transferred after the Closing, for two years from the applicable closing with respect thereto).

8.   Indemnities.  The parties agree as follows:
     -----------

     8.1.  Indemnification by Sellers.  Sellers shall jointly and severally
           --------------------------
indemnify and hold harmless ART and its successors and assigns for any and all damages, claims, losses, liabilities, and expenses, including without limitation reasonable legal and accounting expenses (collectively, "Losses"), which may arise out of: (i) any breach of any of the Sellers' covenants and agreements hereunder; (ii) any inaccuracy or misrepresentation in any representation or warranty of any Seller hereunder or under any Seller Document, in each case as such representation or warranty would read if all knowledge standards were deleted from it; (iii) any liabilities of Sellers; or (iv) any claim or action asserted by any third party arising out of or in connection with any event, act or omission relating to any of the Assets occurring prior to the Closing. Sellers shall not be liable for indemnification claims under this Section 8.1 unless Sellers are given notice of the claim by ART within two years following the Closing (or with respect to Future Licenses, Option Licenses and Plaincom Licenses transferred after the Closing, two years from the applicable closing with respect thereto).

     8.2.  Indemnification by ART.  ART shall indemnify and hold harmless
           ----------------------
Sellers from and against any and all Losses which may arise out of: (i) ART's breach of any of the covenants and agreements made in this Agreement by ART; or
(ii) any inaccuracy or misrepresentation in any representation or warranty of ART hereunder or under any ART Document, in each case as such representation or warranty would read if all knowledge standards were deleted from it.

9.   Covenants.
     ---------

     9.1.  FCC and Other Approval.
           ----------------------

           (a) Each of the Sellers and ART will use their respective best efforts to join in and submit as soon as practicable, and in no event later than ten business days after the date hereof, one or more applications (the "Applications") to the FCC as deemed by ART to be appropriate requesting the FCC's written approval of the assignment of the Licenses to ART or designees of ART.

           (b) Each of the Sellers and ART will comply with the HSR Act. Each of the Sellers and ART will file as soon as practicable, and in no event later than fifteen business days after the date hereof, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. If a request for additional information or documentary material is made to ART, any Seller, or any direct or indirect owner or subsidiary of any Seller in connection with such filings, such party shall respond promptly to such request and use its best efforts to comply promptly with such request.

           (c) ART and Holders shall equally share in any fees charged by the FCC in connection with the Applications.

     9.2.  Further Assurances.  At any time and from time to time at or after
           ------------------
the Closing, at the request of ART and without further consideration, the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as ART may reasonably determine is necessary to transfer, convey and assign to ART, and to confirm ART's title to or interest in the Assets or Licenses to put ART in actual possession and operating control of the Assets or Licenses and to assist ART in exercising all rights with respect thereto.

     9.3.  Public Announcements. Without the prior written consent of ART,
           --------------------
neither the Sellers nor their affiliates, representatives or advisors will, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the parties.

     9.4.  Information and Access; Compliance.  During the period from the date
           ----------------------------------
of this Agreement and continuing until the Closing or until the termination of this Agreement pursuant to Section 12 hereof, the Sellers shall afford ART and its representatives and advisors with reasonable access to the Sellers and the Assets and all matters and information that any of them may reasonably request. The provisions of access pursuant to this Section 9.4 shall in no way affect or otherwise obviate or diminish any representations and warranties of any Seller. The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby (including furnishing all information required by the FCC in connection with transfer of the Licenses) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with this Agreement and the transactions contemplated hereby.

     9.5.  Conduct of Business by Sellers.  Sellers covenant that they shall
           ------------------------------
not, except in connection with the transfer of the Licenses to ART as contemplated by this Agreement:

           (a) sell, transfer, convey or otherwise dispose of any of the Assets, any Future License, or any right thereto or interest therein;

           (b) encumber, or agree to encumber, in any way, or enter into any consensual restriction with respect to, any of the Assets, any Future License, or any right thereto or interest therein;

           (c) enter into any contract, agreements or understanding with respect to any of the Assets or any Future License;

           (d) take any action which, or reasonably fail to take any action the failure of which, would cause Holders' disqualification as an assignor of the Licenses or would materially adversely affect the Assets, any Future License or ART's rights with respect thereto; or

          (e) enter into any agreements or commitments for any of 9.5(a) through 9.5(d).

     9.6. Exclusivity.  No Seller will (and the Sellers will not cause or
          -----------
permit any of their subsidiaries, officers, directors, members, partners, agents or affiliates to) (i) solicit, initiate, or consummate any transaction relating to the direct or indirect acquisition of any interest in the Assets, any Future License or any capital stock or other voting securities in the Holders (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will notify ART immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     9.7. Proxy Statement.  ART shall promptly prepare and file with the
          ---------------
Securities and Exchange Commission (the "SEC") a preliminary proxy statement with respect to the Transaction and the approval by shareholders of ART of the issuance of Common Stock hereunder, and shall use its reasonable efforts to have such proxy statement cleared by the SEC under the Exchange Act and mailed to the shareholders of ART as soon as practicable thereafter. Upon the request of ART, Sellers shall furnish to ART all such information concerning Sellers as ART may reasonably determine to be required to be disclosed in the proxy statement.
None of the information supplied by Sellers with respect to Sellers and the Transactions for inclusion in the proxy statement will, as of the date of the proxy statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Sellers shall each promptly notify ART if at any time before the shareholder vote it becomes aware that the proxy statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     9.8. Intercarrier Agreement.  ART shall and Sellers shall, and shall cause
          ----------------------
any party other than ART with rights thereunder to, terminate concurrently with the Closing the Intercarrier Agreement dated as of September 13, 1996 between ART and Forest Communications, L.L.C., (subsequently assigned to Horizon Technologies, L.L.C. and subsequently assigned to BroadStream, amended to date) (the "Intercarrier Agreement").

     9.9. Plaincom Licenses.  Sellers will use their best efforts to ensure
          -----------------
that any and all governmental consents necessary to be assigned, or to cause to be assigned to ART, the Plaincom Licenses shall have been obtained, and reasonable efforts to ensure that such consents have been obtained at or prior to the Closing; provided, however, that if FCC authorization of the assignment
                --------  -------
to ART or its designee of the Plaincom Licenses by Final Order has not been received prior to Closing, the transfer of those Licenses shall occur promptly following receipt of the Final Orders.

     9.10. Actions Prior to Closing.  Each party agrees to use its reasonable
           ------------------------
efforts to effectuate the Closing and to fulfill or cause to be fulfilled the conditions to Closing hereunder.

     9.11. Liquidation.  Each of the parties to this Agreement acknowledges
           -----------
that BroadStream intends to liquidate concurrently with the Closing and BCC intends to liquidate promptly following the Closing. The Sellers may allow BroadStream to be liquidated only pursuant to a plan of liquidation reasonably acceptable to ART and only so long as at the time of liquidation it is a wholly owned subsidiary of BCC and that after giving effect thereto, BCC will be able to perform BroadStream's obligations under this agreement. The Sellers may cause BCC to be liquidated only pursuant to a plan of liquidation reasonably acceptable to ART that provides for distribution of all of the assets and liabilities of BCC (i) to an entity that (a) engages in no business activities other than those relating to holding and maintaining the Licenses, (b) has, and will have, no liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due) other than the liabilities of BCC under the Seller Documents and (c) agrees, pursuant to an instrument acceptable in form and substance satisfactory to ART, to be bound by the terms of, and assumes all of the obligations of BCC under, this Agreement and the other Seller Documents as if it were a Holder hereunder and thereunder, and (ii) which does not result in the issuance of the Shares at the Closing or the issuance of any Shares with respect to any Future License, Option License or Plaincom License requiring registration under the Securities Act or any state securities laws (such plans of liquidation of BroadStream and BCC are referred to herein as the "Permitted Liquidation").

     9.12. Closing Documents.  At the Closing, the parties agree to execute and
           -----------------
deliver the Registration Rights Agreement (as amended, if necessary, pursuant to the following sentence) and the Pledge Agreement in the form previously agreed by the parties. If the Registration Rights Agreement (the "Investor Agreement") dated as of June 1, 1999, among the Company and the parties listed on Schedule I thereto shall have not been amended so as not to conflict with the Registration Rights Agreement, then the Company will amend the Registration Rights Agreement to the extent, and only to the extent, necessary so that the Registration Rights Agreement would not conflict with the Original Agreement. The Company will use its reasonable efforts to obtain the Investor Agreement amendment contemplated by this Section.

     9.13. Actions Relating to the Marks.
           -----------------------------

           (a) The Sellers agree to file, at ART's expense, any applications reasonably requested by ART to be filed to protect the Marks.

           (b) At or immediately following the Closing, the Sellers shall cause BCC and BroadStream to change their names and will take such other actions as are necessary to permit ART to use the names "BroadStream" and "BroadStream Communications."

10.  Conditions Precedent to ART's Obligations.  All obligations of ART under
     -----------------------------------------
this Agreement are subject to the fulfillment by Sellers prior to or at the Closing of each of the following conditions, any of which may be waived by ART in its sole discretion:

     10.1.  Representations and Warranties.  The representations and warranties
            ------------------------------
made by the Sellers in this Agreement (including all exhibits and schedules hereto), shall be true and correct in all material respects when made and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date, and ART shall have received a certificate dated the date of the Closing signed by the chief executive officer, or equivalent, of each Seller to the foregoing effect and confirming the satisfaction of the conditions in sections 10.5, 10.10 and 10.11.

     10.2.  Consents.  All material filings with and material consents from all
            --------
federal, state and local governmental agencies required to consummate the transactions contemplated by this Agreement shall have been made or received, as applicable.

     10.3.  FCC Licenses.  Without limiting the generality of Section 10.2,
            ------------
the FCC shall have authorized the assignment of all of the First Licenses, other than the Plaincom Licenses that are transferred to ART after the Closing Date as provided in Section 9.9, by a Final Order without any conditions or restrictions that materially affect the value of the First Licenses or operations pursuant to the First Licenses or any conditions or restrictions materially different than the normal authorizations issued by the FCC to other 39 GHz license holders at the date of this Agreement. In the event that any FCC order approving the transfer of the First Licenses to ART imposes such conditions, this condition shall not be satisfied until such conditions are removed or eliminated, and Sellers shall fully cooperate in obtaining the removal or elimination of such restrictions.

     10.4.  HSR Matters.   All applicable waiting periods (and any extensions
            -----------
thereof) under the HSR Act shall have expired or otherwise been terminated.

     10.5.  Performance by Sellers; Certificate.  Sellers shall have performed
            -----------------------------------
and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     10.6.  Absence of Errors and Omissions.  ART shall not have discovered any
            -------------------------------
material error, misstatement or omission in any of the representations or warranties, or any material failure to perform or satisfy any covenants or conditions required by this Agreement to be performed or satisfied by any Seller on or prior to the date of Closing.

     10.7.  Opinions of Counsel for Sellers.  ART shall have received a legal
            -------------------------------
opinion addressed to it and dated the Closing Date of counsel and FCC counsel for Sellers, reasonably satisfactory to ART, in the form and substance of
Exhibit 10.7 hereto.

     10.8.  Absence of Litigation.  No action or proceeding shall have been
            ---------------------
instituted or threatened prior to or at the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated hereby, the result of which could reasonably be expected to prevent or make illegal the consummation of such transactions or which could be materially adverse to the Assets.

     10.9.  UCC Searches.  ART shall have received Uniform Commercial Code
            ------------
(including fixture filings) and state and federal tax and judgment lien searches against Holders all dated within 5 days of the Closing Date.

     10.10. Release of Liens.  All of the Assets shall be free and clear of all
            ----------------
liens and ART shall have received evidence of the release of all Liens and the termination of all financing statements, if any, as may be reasonably requested by ART.

     10.11. Termination of Intercarrier Agreement.  All parties other than ART
            -------------------------------------
that have rights under the Intercarrier Agreement shall have delivered to ART an executed termination of the Intercarrier Agreement.

     10.12. Shareholder Approval. Shareholders representing a majority of the
            --------------------
total votes cast on the matter at a meeting of the Company's shareholders shall have approved this Agreement and the issuance of the Shares hereunder.

     10.13. No Default.  No default shall exist under any of the Loan Documents.
            ----------

     10.14. Additional Loan Documents.  BCC, BroadStream  and/or Parent, or the
            -------------------------
permitted successors and assigns of each of the foregoing, shall have executed and delivered to ART one or more Pledge Agreements in the form of Exhibit 6.5 to the Loan Agreement, together with certificates of Common Stock with a value of at least three times the amount of the loan outstanding under the Loan Agreement, together with stock powers duly executed in blank.

11.  Conditions Precedent to the Obligations of Sellers.  The obligations of
     --------------------------------------------------
Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment by ART, prior to or at the Closing, of each of the following conditions:

     11.1.  Representations and Warranties.  The representations and warranties
            ------------------------------
made by ART in this Agreement shall be true and correct in all material respects when made and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date and Sellers shall have received a certificate dated the date of Closing signed by an officer of ART to the foregoing effect and confirming the satisfaction of the conditions in Section 11.4.

     11.2.  HSR Matters.   All applicable waiting periods (and any extensions
            -----------
thereof) under the HSR Act shall have expired or otherwise been terminated.

     11.3.  Government Consents.  All filings with and consents from all
            -------------------
federal, state and local governmental agencies required to consummate the transactions contemplated hereby shall have been obtained at or prior to the Closing.

     11.4.  Performance of ART.  ART shall have performed and complied with all
            ------------------
agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and an officer of ART shall deliver a certificate or certificates to Sellers to such effect.

     11.5.  Absence of Litigation.  No action or proceeding shall have been
            ---------------------
instituted or threatened prior to or at the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated hereby, the result of which could reasonably be expected to prevent or make illegal the consummation of such transactions.

     11.6.  Termination of Intercarrier Agreement.  ART shall have delivered to
            -------------------------------------
Sellers a termination of the Intercarrier Agreement.

     11.7.  Tax Representation Certificate.  The Sellers shall have received
            ------------------------------
from ART a tax representation certificate in substantially the form set forth on
Exhibit 11.7.

     11.8.  Tax Law.  There shall have been no change in law (including a
            -------
change in or issuance of relevant statutes, regulations, published rulings or positions of the Internal Revenue Service or court decisions) since the date of this Agreement which shall cause the Transaction not to qualify as a "tax free" reorganization under Section 368(a) of the Code.

     11.9.  Registration Rights.  ART shall have executed and delivered to the
            -------------------
Holders the Registration Rights Agreement.

     11.10. Consideration.  The Consideration shall have been delivered to
            -------------
Holders.

12.  Termination.  This Agreement may be terminated prior to the Closing by the
     -----------
parties as set forth in this Section 12 as follows:

            (a)  at any time by the mutual written consent of Sellers and ART;

            (b) by ART at any time after fourteen (14) months from the date hereof, if the conditions set forth in Section 10 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by the Sellers by such time, provided, that if prior to such date, the FCC has issued an order, that is not yet a Final Order, approving the transfer or change in control, as applicable, of the First Licenses, to ART, ART may extend such date for forty-five (45) days by notice to Sellers;

          (c) by Sellers at any time after fourteen (14) months from the date hereof (the "Seller Date"), if the conditions set forth in Section 11 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by ART by such time, provided, that if prior to the Seller Date, the FCC has issued an order, that is not yet a Final Order, approving the transfer or change in control, as applicable, of the First Licenses, to ART, ART may extend the Seller Date for forty-five (45) days by notice to Sellers;

          (d) by the Sellers on the one hand, or by ART on the other, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the other set forth or contemplated by this Agreement, which breach cannot be cured prior to the Closing and which would result in the failure by the non-terminating party to satisfy one or more conditions to Closing hereunder; or

          (e) by the Sellers or ART if the shareholders of ART fail to approve the Transaction and the issuance of Common Stock under this Agreement at the meeting of shareholders contemplated by Section 9.7, at any time within seven (7) days of the meeting;

provided, however, that the terminating party may not terminate its obligations
--------  -------
under this Agreement if such terminating party has breached this Agreement in any material respect.

     Notwithstanding any termination of this Agreement pursuant to this Section 12, the provisions of Sections 8 and 9.3 hereof shall remain in full force and effect. No termination of this Agreement pursuant to Section 12(b), (c) or (d) shall relieve a breaching party of any liability hereunder for any such breach occurring prior to termination.

     Notwithstanding anything in the Loan Documents to the contrary, upon any termination pursuant to Section 12(e), ART will forgive all amounts outstanding under the Loan Agreement on the date of termination and, within three (3) business days, return all certificates representing securities pledged to secure the loan made under the Loan Agreement.

13.  Remedies.  The parties acknowledge and agree that it would be difficult to
     --------
measure economic losses to ART and the Sellers, respectively, that result from the breach of any of the covenants of Sellers or ART, respectively, in this Agreement, and that because of the uniqueness of the Assets, Licenses and Option Licenses, money damages would not be an adequate remedy. Therefore, the parties agree that, in the event of a breach by ART or any Seller, or any permitted successors or assigns, of any of the covenants set forth in this Agreement, the Sellers or ART, as applicable, may, at their option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Agreement by obtaining specific performance, injunction and other equitable relief.

14.  Entire Agreement; Assignability.  This Agreement, together with the
     -------------------------------
Transaction Agreements, the Loan Documents, the Pledge and Security Agreement, the Registration Rights Agreement and the schedules and exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. Except pursuant to the Permitted Liquidation, this Agreement (or any part thereof) may not be assigned by any Seller without the prior written consent of ART and any such attempted assignment shall be null and void.

15.  Amendment.  This Agreement may be amended by the parties hereto at any
     ---------
time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

16.  Headings.  Section headings are not to be considered part of this Agreement
     --------
and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. References to Sections are to portions of this Agreement unless the context requires otherwise.

17.  Exhibits, etc.  Exhibits, schedules and other documents referred to in this
     -------------
Agreement are an integral part of this Agreement.

18.  Successors and Assigns.  All of the terms and provisions of this Agreement
     ----------------------
shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

19.  Notices, etc.  All notices, requests, demands and other communications
     ------------
hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered or mailed, first-class postage prepaid,

          (a)  if to Sellers, to:  4513 Pin Oak Court
                                   Sioux Falls, South Dakota 57103
                                   Attention: Scott Reardon
                                   Telecopy:  605-338-3938

          with a copy to:          Davenport Law Firm
                                   513 S. Main Avenue
                                   Sioux Falls, South Dakota 57103
                                   Attention: David L. Knudson, Esq.
                                   Telecopy:  605-335-3639

          (b)  if to ART to:       Advanced Radio Telecom Corp.
                                   500 108th Avenue, NE, Suite 2600
                                   Bellevue, Washington 98004
                                   Attention: Thomas M. Walker, Esq.
                                   Telecopy:  425-990-1642

          with a copy to:          Ropes & Gray
                                   One International Place
                                   Boston, Massachusetts 02110-2624
                                   Attention: Mary E. Weber, Esq.
                                   Telecopy:  617-951-7050

20.  Governing Law.  This Agreement and the rights and obligations of the
     -------------
parties hereto arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the internal conflict of law provisions thereof.

21.  Severability.  The provisions of this Agreement are severable, and if any
     ------------
one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

22.  Counterparts.  This Agreement may be executed simultaneously in any number
     ------------
of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                              ADVANCED RADIO TELECOM CORP.


                              By: ________________________________
                                  Name:
                                  Title:

                              BROADSTREAM CORPORATION


                              By: ________________________________
                                  Name:
                                  Title:

                              BROADSTREAM COMMUNICATIONS CORPORATION


                              By: ________________________________
                                  Name:
                                  Title:

                              COMMCO PARTNERS, LLC


                              By: ________________________________
                                  Name:
                                  Title:

                              COMMCO, LLC


                              By: ________________________________
                                  Name:
                                  Title:



                              ____________________________________
                              Scott Reardon, Individually

                            SCHEDULE 1(a) - ASSETS


LICENSES

                                    Channel        Latitude          Longitude
Licensee       Market    Call Sign   Pops    Minimum   Maximum   Minimum   Maximum   Expiration Date    FCC Application
--------       ------    ---------   ----    -------   -------   -------   -------   ---------------    ---------------

                                              SCHEDULE 1(b)
FUTURE LICENSES

                                    Channel      Latitude              Longitude                           Status of any
Licensee       Market    Call Sign   Pops    Minimum   Maximum   Minimum    Maximum    Expiration Date   FCC Application
--------       ------    ---------   ----    -------   -------   -------   -------   ---------------    ----------------